EXHIBIT 99.1

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CONSULTING AGREEMENT

This Agreement is made and entered into as of the 20th day of December 2005 between Warner Technology (the "Consultant") with an office at 18 Kimberly Ct. East Hanover, NJ 07936, and Moving Bytes Inc., (the "Client") with an office at No.5 Floor 6, Block A, Skyworth Building, Hi-tech Industrial Park, Nanshan District, Shenzhen, 518057, P.R.China.
Tel:  0118613802287356

The Consultant is engaged in the business of providing corporate advisory and consulting services; and the Client is desirous of retaining the Consultant for the purpose of obtaining corporate advisory and consulting services to assist with various business development and organizational matters for Moving Bytes Inc.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term. This Agreement shall be for a period of twelve months beginning December 20th, 2005 and ending December 20th, 2006. This Agreement may be cancelled by the Company at any time with proper notice. If cancelled prior to December 20th, 2006 the shares due to the Consultant will be prorated over the period of time services were provided to the Company.

2. Services. Consultant's duties may include but will not necessarily be limited to providing recommendations concerning the following matters:

      >>    Corporate goals and their implementation

      >>    Formulating a comprehensive business plans

      >>    Introductions to strategic partners, and distribution channels

      >>    A finder of acquisition and or merger candidates

      >>    A finder of potential sources of business and financing sources

      >> Introductions to broker dealers, analysts, angel investors, and venture capital groups

      >>    Introductions to potential management / director candidates

      The parties hereto acknowledge and agree that the Consultant carries no professional licenses and is not rendering legal advice, acting as an investment advisor, or broker dealer. It is further acknowledged and agreed that the consulting advisory services to be provided to the Client hereunder shall not be rendered in connection with the offer and sale of securities in a capital raising transaction or in connection with any stock promotion activities.

3. Compensation. In consideration of the foregoing, the Client agrees to pay the Consultant a Consulting Fee of One million shares of Client common stock issued no earlier than December 30, 2005 and no later than December 31, 2005 and forty four million shares of Client common stock issued no later than December 31, 2006, all of which shares shall be registered for resale on a Form S-8 Registration Statement, and/or such other form of registration statement as counsel to the Client shall determine to be necessary or appropriate, to be filed with the Securities and Exchange Commission. Shares will be issued to Mr. Hua Kang Zhou or his designees.

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4.    Company Information. The Client acknowledges that all opinions and advice
      (written and/or oral) given by Consultant to the Client in connection with Consultant's engagement are intended solely for the benefit and use of the Client, and its affiliates. The Client and its affiliates agrees that no person or entity other than the Client and its affiliates (including its officers and directors) shall be entitled to make use of or rely upon the advice of Consultant to be given hereunder, and no such opinion or advice shall be used for any manner or for any purpose, nor may the Client make any public references to Consultant, or use the Consultant's name in any annual reports or any other reports or releases of the Company, without Consultant's prior written consent. The Client recognizes and confirms that, in advising the Client hereunder; Consultant will use and rely on data, material, and other information furnished to Consultant by the Client and its affiliates, without independently verifying the accuracy, completeness or veracity of the information.

5.     Confidentiality.
      (a) Consultant will, and will direct its employees, representatives, agents and advisors ("Representatives") to, hold in confidence and not use or disclose any confidential information of the Client. Notwithstanding the foregoing, Consultant shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain other than due to the breach of this Agreement by Consultant or its Representatives, (ii) of which it or its Representatives has independent knowledge prior to disclosure by the Client; (iii) which comes into the possession of Consultant or its Representatives in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Consultant or its Representatives under applicable laws, rules, or regulations or by a government agency or court of competent jurisdiction. If Consultant or any of its Representatives is requested or required to disclose any confidential information supplied to it by the Client, Consultant shall, unless prohibited by law, promptly notify the client of such request(s) so that the Client may seek an appropriate protective order. In addition, Consultant acknowledges that it is aware, and that it will advise its Representatives who receive confidential information, that the United States securities laws prohibit any person who has material, non-public information from purchasing or selling securities of the Client (and options, warrants and rights relating thereto) and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person (including, without limitation, any of the Consultant's Representatives) is likely to purchase or sell such securities.

      (b) As used in this Section, the term "confidential information" shall mean any and all information regarding the Client's business and affairs (including, without limitation, information regarding the Client's assets, policies, operations, trade secrets, other intellectual property, financial statements and projections, tax returns, regulatory matters, litigation, business and marketing plans, representatives, and employees).

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      (c) Consultant acknowledges that the confidential information is of a unique character, contains trade secrets, and has other substantial proprietary value to the Client, such that if the Consultant does not uphold its obligations, the Client will be irreparably harmed. Consultant therefore agrees that the Client shall be entitled to have a court enforce this Agreement and be entitled to an injunction or any appropriate decree of specific performance for any actual or threatened violations or breaches by the Consultant or its Representatives, without the necessity of showing that actual damages or that monetary damages would not afford an adequate remedy. Such injunctive remedies shall not be deemed to be the exclusive remedies for a breach by a Consultant or its Representatives but shall be in addition to all other remedies available at law or equity to the Client.

      (d) All confidential information (and all copies thereof) obtained or possessed by the Consultant or its Representatives shall be promptly returned upon the request of the Client or any of its representatives; provided, however, that, in lieu of delivering any written materials of the type described in paragraph (b) hereof, such written materials may be destroyed.

      (e) The provisions of this Section 5 shall survive the termination of this Agreement.

6. Other Consulting Clients. The Client acknowledges that Consultant and its affiliates are in the business of providing services and consulting advice to others; and nothing herein contained shall be construed to limit or restrict Consultant in conducting such business with others, or in rendering such advice to others. The Client agrees to allow the Consultant to represent the Client as a client of the Consultant on documentation that would be made available to third parties.

7. Indemnification. (a) The Client agrees to indemnify and hold harmless Consultant, its employees, officers, agents, representatives and controlling persons from and against any and all losses, claims, damages, liabilities, suits, actions, proceedings, costs and expenses (collectively, "Damages"), including, without limitation, reasonable attorneys' fees and expenses, as and when incurred, if such Damages were directly caused by, relating to, based upon or arising out of the rendering by Consultant of services pursuant to this Agreement, so long as Consultant shall not have engaged in illegal, intentional or willful misconduct in connection with the services provided which form the basis of the claim for indemnification. This paragraph shall survive the termination of this Agreement.

      (b) The Consultant agrees to indemnify and hold harmless the Client from and against any and all Damages, including, without limitation, reasonable attorney fees and expenses, as and when incurred, if such Damages were directly caused by, relating to, based upon or arising out of the rendering by Consultant of services pursuant to this Agreement, if Consultant shall have engaged in illegal, negligent, intentional or willful misconduct, in connection with the services provided which form the basis of the claim for indemnification. This paragraph shall survive the termination of this Agreement.

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8.    Independent Contractor. Consultant shall perform its services hereunder as an independent contractor and not as an employee or agent of the Client or any affiliate thereof. Consultant shall have no authority to act for, represent or bind the Client or any affiliate thereof in any manner, except as may be expressly agreed to by the Client in writing from time to time.

9. Notices. Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by (a) nationally recognized overnight courier, (b) facsimile transmission electronically confirmed,
      (c) hand delivery against receipt, (d) registered or certified mail, return receipt requested, in each case addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

10. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof. No provision of this Agreement may be amended, modified or waived, except in writing signed by both parties. This Agreement shall be binding upon and insure to the benefit of each of the parties and their respective successors, legal representatives and assigns. This Agreement shall not be assigned by either party without the written consent of the other party. This Agreement may be executed in counterparts. This Agreement shall be constructed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.

11. Expenses. The Client agrees to reimburse the Consultant for all expenses that are pre-approved in writing by the Client. These would include but no be limited to travel, legal and accounting expenses related to due diligence, as well as general business expenses incurred in the course of providing services to the Client hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the day and year first above written.

CONSULTANT:

WARNER TECHNOLOGY AND INVESTMENT CORP.

By: /s/ Hua Kang Zhou
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Name:   Hua Kang Zhou
Title:  President

CLIENT:

MOVING BYTES INC.

By: /s/ Li Yuan Qing
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Name:   Li Yuan Qing
Title:  President